Compliance Consulting Agreement

THIS AGREEMENT (the “Agreement”) is entered into to be effective as of the 10th day of December, 2012, by and between DRAKE COMPLIANCE, LLC, a Texas limited liability company (“Drake”), and YCG Funds, a Delaware statutory trust (the “Trust”).  Throughout this Agreement, the terms “us”, “our”, “we” and similar references shall mean and refer to Drake and include Drake’s duly authorized representatives, employees, attorneys and agents.  Likewise, throughout this Agreement, the terms “you”, “yours”, and similar references shall mean and refer to the Trust and include the Trust’s duly authorized representatives, employees, attorneys and agents.

RECITALS

1.         Drake is a compliance consulting firm specializing in providing regulatory compliance products and services to, among others, SEC registered management investment companies.

2.         The Trust is an SEC registered open-end management investment company of the series type and offers shares of one or more distinct series (“Funds”) to the public.

3.         The Trust is subject to a number of regulatory requirements under various federal and state laws, including among others, Rule 38a-1 under the Investment Company Act of 1940, as amended (the (“1940 Act”).

4.         The Trust desires to engage Drake to provide certain ongoing regulatory compliance consulting, monitoring and reporting services, all such services designed to satisfy the Trust’s obligations under Rule 38a-1. Drake accepts such engagement for the consideration and upon the terms and conditions set forth in this Agreement.

TERMS

1.         Engagement of Drake and Designation of Individual as Chief Compliance Officer

The Trust hereby engages Drake to provide the ongoing regulatory compliance consulting, monitoring and reporting services described in Schedule A to this Agreement, and Drake hereby accepts such appointment.  Schedule A is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.

The Trust appoints David D. Jones, Esq., an officer of Drake, as its designated Chief Compliance Officer (the “CCO”) as required under Rule 38a-1.  Mr. Jones, on his own behalf and on behalf of Drake, accepts such appointment under the terms and conditions set forth in this Agreement.  Mr. Jones shall serve as the Trust's designated CCO until such time as his successor shall be duly qualified and appointed by the Trust.  Mr. Jones shall provide CCO services to the Trust as an officer and independent contractor and not as an employee of the Trust.

Compliance Consulting Agreement	YCG Funds	Page 1 of 9
December 10, 2012

2.         Compensation

You agree to pay for the services to be provided as set forth in Schedule A to this Agreement in accordance with, and in the manner set forth in Schedule B, to this Agreement.  Schedule B is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.  It is understood that all compensation hereunder is compensation payable for the services of Mr. Jones as CCO and that payment is made to Drake for his benefit.

If this Agreement becomes effective subsequent to the first day of a month or terminates prior to the last day of a month, our compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth in Schedule B.  Any compensation prepaid but not earned shall be refunded to you promptly.

3.         Reimbursement of Expenses

In addition to paying us the fees described in Schedule B to this Agreement, you agree to reimburse us for the out-of-pocket expenses described in Schedule B.

4.         Term & Termination

This Agreement shall continue in full force and effect until terminated.  You may terminate this Agreement without penalty upon thirty (30) days prior written notice to us, and we may terminate this Agreement without penalty upon ninety (90) days written notice to you.  The above notwithstanding, the Trust shall have the right at any time to remove Mr. Jones as CCO, and this Agreement shall terminate upon his removal.  Drake shall immediately inform the Trust of any matter that would or might have a materially negative effect on the CCO's ability to properly serve the Trust.  If Mr. Jones wishes to resign or becomes unable to serve as CCO, he or Drake shall immediately inform the Trust, and shall cooperate with the Trust as to the timing of when Mr. Jones shall cease serving as CCO.  In the event Mr. Jones no longer is serving as the Trust's CCO, this Agreement shall terminate as of the date determined by the Trust; provided that such date shall be on or after the date the Trust becomes aware that Mr. Jones wishes to resign or is unable to serve as CCO.  All provisions of this Agreement, except Section 1, shall survive its termination.

5.         Standard of Care

We shall exercise the level of care expected of a reasonably prudent person possessed of competent skill and knowledge relating to investment company regulatory compliance matters.  We shall be liable for damages incurred by you and resulting from our negligence, willful malfeasance or reckless disregard of our obligations under this Agreement.

You expressly understand and acknowledge that the products and services we provide pursuant to this Agreement are largely a matter of professional judgment.  While we take every reasonable precaution to ensure that all our products and services are of professional quality and reflect current regulatory requirements, we cannot guarantee that future regulatory and industry changes will not render such products obsolete, incorrect or unusable.

Compliance Consulting Agreement	YCG Funds	Page 2 of 9
December 10, 2012

6.         Information Furnished By the Parties - Duty of Cooperation

a.
In order for us to properly serve the Trust and its shareholders, you agree to provide us any information we may reasonably request in furtherance of our obligations under this Agreement.  You must notify us immediately of any changes that have or may have a material impact on your business, its operations, or its personnel.  You must also immediately notify us of any changes with respect to your registration status with the SEC, any audit, enforcement, or regulatory actions threatened or commenced against you by any regulatory authority, and any complaint, grievance or action threatened or commenced against you by any client of yours.

You also agree to cooperate fully with us and provide in a timely manner any information concerning the Trust and its affiliates reasonably required by us insofar as such information relates to any policy, procedure, contract or other matter subject to our ongoing services as set forth in Schedule A to this Agreement.

You further agree to authorize and direct your investment advisor, transfer agent, fund accounting agent, and administrator to cooperate fully with us and provide in a timely manner any reasonable request for information from us insofar as such information relates to any policy, procedure, contract or other matter subject to our ongoing services as set forth in Schedule A to this Agreement

By executing this Agreement, you expressly agree, understand and warrant that we shall not be liable for any losses, damages or other costs suffered by you that are caused by, or in any manner result from, any failure on your part to disclose information required to be disclosed pursuant to this Section 6.

b.
In order for us to properly serve the Trust and its shareholders, we agree to provide to you any information you may reasonably request in furtherance of our obligations under this Agreement.  We will notify you immediately of any changes that have or may have a material impact on our business, its operations, or its personnel.  We also will immediately notify you of any changes with respect to our status with the SEC or any financial regulatory body, any audit, enforcement, or regulatory actions threatened or commenced against us (including Mr. Jones, individually) by any regulatory authority, and any complaint, grievance or action threatened or commenced against us by any client of ours.

We also agree to cooperate fully with you and provide in a timely manner any information concerning Drake and its affiliates reasonably required by you insofar as such information relates to our ongoing services as set forth in Schedule A to this Agreement.   In this regard, we specifically agree to provide to the Trust and its Board of Trustees information concerning any compensation paid to us by any affiliate of the Trust.

7.         Record Retention And Confidentiality

We shall keep and maintain copies of all books and records which you are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, and which relate to the products and/or services to be provided by us under this Agreement.  We expressly acknowledge and agree that all such books and records are to be maintained with the utmost privacy and confidentiality, and we shall keep confidential all books, records, documents and other information, whether created by us or provided to us by you, unless compelled to produce any of them by duly-constituted authorities or court process, in which case we will notify you promptly and give you the opportunity to obtain an injunction or otherwise attempt to limit such production before we produce any confidential information.  We further agree to maintain adequate data backup facilities and emergency plans and procedures reasonably designed to safeguard your books and records from permanent loss.

Compliance Consulting Agreement	YCG Funds	Page 3 of 8
December 10, 2012

Without limiting the general applicability of the preceding paragraph, you expressly acknowledge and agree that the products and services to be provided by us under this Agreement are not legal services and that this Agreement does not constitute an attorney-client relationship between us.  You also expressly acknowledge and agree that the products and services to be provided by us under this Agreement, and any communications between us relating to such products and services, are not protected under any claims of legal privilege or attorney work product.

8.         Rights Of Ownership - Return Of Records

All records and other data, except computer programs and procedures developed by us to perform services required of us under this Agreement are your exclusive property, and we will return to you all such records and data in an appropriate form as soon as practicable after termination of this Agreement.

Any documents, books, records or other writings which we maintain for you will be retained by us for such periods and in such manner as required under the 1940 Act.

At the end of any such period, we will return all such documents, books, records or other writings to you unless you authorize us, in writing, to destroy them.  If you instruct us to destroy any or all such documents, books, records or other writings, we shall provide reasonable proof of their destruction to you.

9.         Other Clients and Non-Exclusivity

This Agreement is not exclusive, and you expressly acknowledge and agree that we may provide services to other persons that are similar to the services we provide to you.  We will notify you promptly if Mr. Jones or any other person affiliated with Drake serves as Chief Compliance Officer of any other entity, and we will provide you contact information for a responsible person at the entity.

10.       Limitation of Liability to Trust Assets

Drake is hereby expressly put on notice of the limitation of shareholder, Trustee, officer, employee or agent liability as set forth in the Declaration of the Trust.  Drake hereby agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to a fund, the obligations hereunder shall be limited to the assets of such fund, and not against the assets of any other funds of the Trust for such purpose.  Drake further agrees that it shall not seek satisfaction of any such obligation from any shareholder of a fund, nor from any Trustee, officer, employee or agent of the Trust.

11.       Entire Agreement

This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the subject matter of this Agreement, and this Agreement contains all of the covenants and understandings between the parties with respect to said matters.

Compliance Consulting Agreement	YCG Funds	Page 4 of 8
December 10, 2012

12.       Assignment; Amendment of this Agreement

This Agreement may not be assigned without the express prior written consent of the other party, which consent may be withheld for any reason; provided, however that the Trust may assign this Agreement to any successor registered management investment company in furtherance of a merger or reorganization.

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.       Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14.       Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to such jurisdiction’s conflict-of-law statutes, except that to the extent that Texas law conflicts with the 1940 Act, the latter shall control.

15.       Waiver

The waiver by either party of the breach of any provision of this Agreement by the other party shall not extend to future breaches of the same or any other provision contained in this Agreement.

16.       Notices

Any notices required under this Agreement shall be in writing and may be sent by any method reasonably designed to inform the other party of such notice, including certified mail, overnight delivery, courier service, facsimile transmission, or other appropriate means.

17.       Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which together shall constitute one Agreement.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Compliance Consulting Agreement	YCG Funds	Page 5 of 8
December 10, 2012

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have entered into this Agreement to be effective as of the day and year first above written.

Contact Address:
395 Sawdust Road, Suite 2137	DRAKE COMPLIANCE, LLC
The Woodlands ,TX 77380
(866) 862-1719 Fax
______________________________
David D. Jones
Managing Member

Contact Address:
11701 Bee Caves Road, Suite 217	YCG FUNDS
Austin, TX 78737
(512) 233-2345 Fax
_____________________________
By: Brian Yacktman
Title: President

Compliance Consulting Agreement	YCG Funds	Page 6 of 8
December 10, 2012

SCHEDULE A

Services

Rule 38a-1 Compliance

Provide all CCO compliance services consistent with the requirements of Rule 38a-1, including without limitation:

•	Provide General and Ongoing Regulatory and Compliance Consultation, Advice and Recommendations to the Trust Board

•	Provide Ongoing Review and Oversight of Trust, Investment Advisory, Transfer Agent, Fund Accounting and Fund Administration Compliance Programs to Ensure Ongoing Implementation and Effectiveness

•	Establish and Maintain Interface Plan for Oversight of Trust, Adviser, Fund Accountant, Transfer Agent and Administrator

•	Conduct On-Site Reviews (including Risk Assessments and Testing) of Trust and Service Provider Compliance Programs at least Annually, and Make Recommendations for Amendments

•	Provide Regular Quarterly Compliance Report to Board

•	Report Violations and Recommend Remedial Actions to Audit Committee and/or Board

•	Provide Required Rule 38a-1 Annual Written Report to Board

•	Conduct Required Rule 38a-1 Annual Meeting with Independent Trustees and Be Available as Needed for In-Person Meetings with the Board and Audit Committee

•	Provide Compliance Support to Trust with Respect to SEC Examinations, Inspections and Regulatory Issues

•	Cooperate with the Trust in Responding to any Inspection by or Information Request from the SEC that Relates to Matters Covered by this Agreement

•	Cooperate with Legal Counsel to the Trust and Legal Counsel to its Adviser in Providing All Services Under this Agreement

Compliance Consulting Agreement	YCG Funds	Page 7 of 8
December 10, 2012

SCHEDULE B

Fees

Drake Compliance will provide all of the services described in Schedule A above for a fee of Three Thousand Dollars ($3,000) per month, with the payment for services payable in advance thereafter not later than five (5) days after the first business day of the month in which such services are to be rendered.  Monthly payments are considered late if not received by the twentieth (20) day of any month in which such services are to be rendered.  We will not be responsible for providing ongoing services to the Trust or for any liability relating to such services during any month in which our fees for such services are not received by the fifteenth day of the month in which such services are to be rendered.

Out-of-Pocket Expenses

In addition to the above fees, the Trust agrees to reimburse Drake or pay directly certain out-of-pocket expenses incurred by Drake on the Trust’s behalf, including but not limited to:

•	All postage, freight, delivery and bonding charges (if any) incurred by Drake in delivering materials to the Trust;

•
All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Trust and approved by the Trust in advance of their occurrence;

•	Travel expenses approved by the Trust in advance of their occurrence, including a $50 per diem for each day of travel; and

•	Any additional expenses reasonably incurred by Drake in the performance of its duties and obligations under this Agreement and approved by the Trust in advance of their occurrence.

All reimbursement is subject to provision of an invoice accompanied by an itemized accounting and written proof of all expenses.  Drake will make every effort to pre-clear each out-of-pocket expense before it is incurred.

Compliance Consulting Agreement	YCG Funds	Page 8 of 8
December 10, 2012